Rule 10f-3 Transactions*
November 1, 2014 through October 31, 2015
Reported Transactions


1.  The following 10f-3 transaction was effected for the
HSBC Growth Portfolio
Issuer/Security:  Common Stock,First Data Corporation (FDC)
Date of Purchase:  10/15/2015
Date Offering Commenced:  10/15/2015
Name of Broker/Dealer from Whom Purchased:  Citigroup
Name of Affiliated Dealer in Syndicate:  HSBC
Members of the Syndicate:  Citigroup,Morgan Stanley,
BofA Merill Lynch,KKR,Barclays,Credit Suisse,HSBC,
Deutsche Bank Securities,Goldman Sachs and Co.,
Mizuho Securities,PNC Capital Markets LLC,
Sun Trust Robinson Humphrey,Wells Fargo Securities,
Allen and Company,LLC,BBVA,Cowen and Company
Aggregate Principal Amount of Purchase:  $1,096,000
Aggregate Principal Amount of Offering:  $2,560,000,000
Purchase Price:  $16.000
Commission/ Spread/ Profit: $0.3120/share


Rule 10f-3 Transactions*
November 1, 2014 through October 31, 2015 Reported
Transactions.